Yanglin Soybean, Inc Reports First Quarter 2009 Financial Results

•	On Friday May 15, 2009, 12:31 pm EDT

HEILONGJIANG, China, May 15 /PRNewswire-Asia-FirstCall/ -- Yanglin Soybean, Inc. (OTC Bulletin Board: YSYB - News; "Yanglin" or the "Company"), a leading producer and processor of high-quality, non-genetically modified (non-GM) soybean products in China, today reported unaudited financial results for the first quarter ended March 31, 2009.

Mr. Shulin Liu, Chief Executive Officer of Yanglin Soybean Inc., commented, "Our first quarter financial results were impacted as the government's strategic reserve purchase for domestic soybeans push raw material prices higher than normal. Even though demand for our soybean products continues to be brisk, we strategically curtailed our purchase volume of soybeans to avoid absorbing the higher cost of raw materials. Despite the challenging first quarter, we remain confident in a recovery in our domestic soybean markets and better performance in the latter quarters. We continue to maintain a solid liquidity position with over $33 million in cash and cash equivalents. Our robust balance sheet will enable us to weather this period much better than some of our weaker competitors. As we work through our current inventories, we will conduct strict cost saving measures throughout our operations, including lowering utilization level, temporary employees furlough, and reduced energy consumption to maintain competitiveness."

First Quarter 2009 Results

Total revenues for the first quarter of 2009 were $43 million, compared to $65.3 million recorded for the same period in 2008. The decrease in sales during the first quarter was driven primarily by the government's national strategic reserve purchase of soybeans at higher than normal market price.

  Net sales
  (in thousand US$)

	Three Months Ended
	March, 31
	2009	2008	% Change

Soybean Meal	$29,515	$37,876	-22.1%
Soybean Oil	$11,595	$19,963	-41.9%
Salad Oil	$1,922	$7,437	-74.1%
Total Net Sales	$43,032	$65,276	-34.1

Gross loss for the first quarter of 2009 was $1.1 million, as compared to a profit of $6.8 million for the same period in 2008.

Total operating expenses for the first quarter of 2009 increased to $1.1 million, from $747,237 in the same period last year. Selling expenses for the first quarter of 2009 increased to $69,246 as compared to $54,425 in the 2008 first quarter. The increase in selling expenses was due mainly to increased utilization fees of the railway. General and administrative expenses for the first quarter of 2009 were $1 million, as compared to $692,812 in the year-ago quarter. The Company incurred a one-time loss of about $229,000 for the disposal of fixed assets as well as higher depreciation expenses. Total operating expenses accounted for 2.5% of total revenue in the first quarter, as compared to 1.1% in the same period of 2008.

Operating loss for the first quarter of 2009 was $2.2 million, as compared with of a profit of $6.1 million for the same period in 2008.

Net interest expenses decreased by $208,888 on a year-over-year ended March 31, 2009. Net interest expenses declined during the quarter was mainly due to lower bank borrowings. As a percentage of sales revenue, net interest expenses accounted for 0.1% for the quarter.

The Company continues to enjoy its income tax exempt status during the entire calendar year 2009. The status will be up for review at the end of 2009. Given the size of the Company's operations and its leading status within the soybean industry, the Company expects to continue to receive preferential tax treatment from the local and central governments going forward.

Net loss for the first quarter of 2009 totaled $2.3 million, or $0.06 per diluted share, compared with net income of $5.8 million, or $0.17 per diluted share in the same period one year ago.

Balance Sheet

The Company's financial position remains strong as most sales are on a cash basis with customers paying in advance to secure supplies. The Company's balance sheet as of March 31, 2009 included cash and cash equivalents of $33.2 million, compared with $30.4 million at December 31, 2008. The Company has net working capital of $36 million at the end of March 31, 2009. Total shareholders' equity was $70.7 million.

Business Update

Mr. Liu concluded, "As we look ahead, we believe that demand for domestic soybean meal products should continue to improve throughout the year. The demand for animal feed from the aquatic products industry should pick up in May, and demand should reach peak level in the late second and early third quarter. As a result, we expect soybean meal products prices to increase accordingly. On the supply side, we anticipate China to have another good soybean harvest in 2009, thus helping to alleviate the tight domestic soybean supplies situation stemming from the government's national strategic reserve purchase. Most importantly, we believe the restocking by the Chinese government will run its course very soon, as the end of the national strategic reserve purchase should help ease the pressure for more imported soybeans coming into the country. Despite the near-term challenges, we are confident that we have the right strategy, and the right mix of products to perform well in the years ahead."

Conference Call

The Company will host a conference call and webcast on Tuesday, May 19, 2009 at 8:30 A.M. Eastern Daylight Time / 8:30 P.M. Beijing Time. A question and answer session will follow management's presentation.

To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the Yanglin Soybean conference call:

Phone Number: +1-877-407-0782 (North America)

Phone Number: +1-201-689-8567 (International)

A replay of the call will be available through Tuesday, May 26, 2009 until 11:59 P.M. Eastern Daylight Time.

For the replay, please call:
Phone Number: +1-877-660-6853 (North America)
Phone Number: +1-201-612-7415 (International)
Account Number: 286
Conference ID Number: 323548

About Yanglin

Yanglin Soybean, Inc. is a leading non-genetically modified (non-GM) soybean processor in China. The Company manufactures soybean oil, salad oil and soybean meal with an annual processing capacity of 520,000 metric tons in 2008. The Company's products are sold directly to its customers or through distributors. Majority of Yanglin Soybean's customers are located in Northern China.

Forward Looking Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by the Company constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the Company for growth, the Company's planned capacity expansion and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand, pricing and demand trends for the Company's products, changes to government regulations, risk associated with operation of the Company's facilities, risk associated with large scale implementation of the Company's business plan, the ability to attract new customers, ability to increase its product's acceptance, cost of raw materials, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Investors are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Consolidated Balance Sheets
As at March 31, 2009 and December 31, 2008
(Stated in US Dollars)

	March 31, 2009	December 31, 2008
ASSETS	(Unaudited)	(Audited)
Current assets
Cash and cash equivalents	$33,180,175	$30,365,413
Pledged deposits	484,000	484,000
Trade receivables, net	8,053	8,043
Inventories	6,310,433	3,896,334
Advances to suppliers	7,405,610	10,597,701
Prepaid VAT and other taxes	1,983,067	920,083
Other receivables	43,394	114,990

Total current assets	$49,414,732	$46,386,564
Property, plant and equipment, net	30,566,502	31,529,936
Intangible assets, net	4,571,091	4,619,716
Prepaid deposits for equipment and construction	--	13,021

TOTAL ASSETS	$84,552,325	$82,549,237

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term bank loans	$10,663,784	$6,711,214
Current portion of long-term bank loans	55,240	55,149
Accounts payable	4,461	13,753
Other payables	840,636	683,403
Customers deposits	1,233,626	1,187,582
Accrued liabilities	622,328	591,979

Total current liabilities	$13,420,075	$9,243,080
Long-term liabilities
Long-term bank loans	421,325	434,678

TOTAL LIABILITIES	$13,841,400	$9,677,758

STOCKHOLDERS' EQUITY
Preferred Stock ¨C Series A $0.001 par value,
50,000,000 shares authorized;
9,999,999 shares issued and outstanding as of
March 31, 2009 and December 31, 2008	10,000	10,000
Common stock - $0.001 par value
100,000,000 shares authorized;
20,000,003 shares issued and outstanding as
of March 31, 2009 and December 31, 2008	20,000	20,000
Additional paid-in capital	38,389,635	38,389,635
Statutory reserves	5,628,636	5,628,636
Retained earnings	19,413,325	21,664,524
Accumulated other comprehensive income	7,249,329	7,158,684

	$70,710,925	$72,871,479
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$84,552,325	$82,549,237

Consolidated Statements of Incomes and Comprehensive Income
(In thousands, except number of share and per share data)

	Three months ended March 31,
	2009	2008

Net sales	$43,032,326	$65,275,858
Cost of sales	(44,174,348)	(58,438,980)

Gross (loss) / profit	$(1,142,022)	$6,836,878

Selling expenses	(69,246)	(54,425)
General and administrative	(1,018,180)	(692,812)
Expenses

Loss/ income from operations	$(2,229,448)	$6,089,641
Interest income	71,725	18,284
Interest expenses	(93,505)	(248,923)
Other income	29	--
Other expenses	--	--

(Loss) / income from operations before income taxes	$(2,251,199)	$5,859,002

Income taxes	--	--

Net (loss) / income	$(2,251,199)	$5,859,002
Beneficial conversion feature on Series A preferred stock	--	--

Net income attributable to common shareholders	$(2,251,199)	$5,859,002

Foreign currency translation adjustment	90,645	2,402,212

Comprehensive income	$(2,160,554)	$8,261,014

Basic earnings per share	$(0.11)	$0.29

Diluted earnings per share	$(0.06)	$0.17

Basic weighted average share outstanding	20,000,003	20,000,003

Diluted weighted average share outstanding	36,522,038	34,790,205

For more information, please contact:

Yanglin Soybean, Inc.
Mr. Bode Xu
Chief Financial Officer
Email: yanglin_bodexu@hotmail.com

Grayling
Eddie Cheung
Investor Relations
Tel: +1-646-284-9414
Email: eddie.cheung@us.grayling.com